Free Writing Prospectus to Preliminary Pricing Supplement No. 17,278

Registration Statement Nos. 333-293641; 333-293641-01

Dated July 9, 2026; Filed pursuant to Rule 433

Morgan Stanley

6-Year KWEB Buffered PLUS

This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	July 26, 2032
Underlying shares:	Shares of the KraneShares CSI China Internet ETF (the “Fund”)
Payment at maturity per Buffered PLUS[1]:

If the final share price is greater than the initial share price:

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity

If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:

$1,000

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:

($1,000 × the share performance factor) + $100

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 × leverage factor × share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	July 21, 2032, subject to postponement for non-trading days and certain market disruption events
Leverage factor:	200%
Buffer amount:

10%. As a result of the buffer amount of 10%, the value at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is 90% of the initial share price.

Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)
Share performance factor:	Final share price / initial share price
Maximum payment at maturity:	$2,373 per Buffered PLUS (237.30% of the stated principal amount)
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	July 21, 2026
Original issue date:	July 24, 2026 (3 business days after the pricing date)
CUSIP/ISIN:	61781G2Q3 / US61781G2Q31
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226034009/ms17278_424b2-22452.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

$2,373 Maximum
Payment at Maturity
The Underlying Shares
The Buffered PLUS
PLUS Zone
Buffer
Zone
$1,000 Stated
Principal Amount
$100
Minimum
Payment at
Maturity
Payment at Maturity on the Buffered PLUS
$2,600
$2,400
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
68.65%
80%
100%
120%
Percentage Change in Closing Price of the Underlying Shares

Change in Underlying	Return on Buffered PLUS
+80.00%	137.30%
+70.00%	137.30%
+68.65%	137.30%
+50.00%	100.00%
+40.00%	80.00%
+30.00%	60.00%
+20.00%	40.00%
+10.00%	20.00%
0.00%	0.00%
-10.00%	0.00%
-11.00%	-1.00%
-20.00%	-10.00%
-30.00%	-20.00%
-40.00%	-30.00%
-50.00%	-40.00%
-60.00%	-50.00%
-80.00%	-70.00%
-100.00%	-90.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Buffered PLUS

●Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.

●The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

●The market price of the Buffered PLUS will be influenced by many unpredictable factors.

●The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the Buffered PLUS is $896.20 per Buffered PLUS, or within $46.20 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the Buffered PLUS is not linked to the value of the underlying shares at any time other than the valuation date.

●Investing in the Buffered PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS.

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement.

Risks Relating to the Underlying Shares

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS.

●The Buffered PLUS are subject to risks associated with the internet sector.

●There are risks associated with investments in Buffered PLUS linked to the value of foreign (and especially emerging markets) equity securities.

●Adjustments to the underlying or the fund underlying index could adversely affect the value of the Buffered PLUS.

●The Buffered PLUS are subject to currency exchange risk.

●The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Buffered PLUS–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.